SECURITIES AND EXCHANGE COMMISSION
                                     UNITED STATES
                                Washington, DC   20549

                                      FORM 8-K/A

                                    CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported) March 7, 1997

                            REGENCY REALTY CORPORATION
             (Exact name of registrant as specified in its charter)



         Florida                        1-12298                59-3191743
(State or other jurisdiction         (Commission             (IRS Employer
     of incorporation)                File Number)          Identification No.)


  121 West Forsyth Street, Suite 200
       Jacksonville, Florida                                    32202
(Address of principal executive offices)                      (Zip Code)


Registrant's telephone number including area code:          (904)-356-7000



                                 Not Applicable
          (Former name or former address, if changed since last report)

Item 7.     FINANCIAL STATEMENTS AND PRO FORMA FINANCIAL INFORMATION

A.   BRANCH PROPERTIES, L.P. AND PREDECESSOR
          Audited Financial Statements for
            the year ended December 31, 1996

B.   Pro Forma Financial Information

BRANCH PROPERTIES, L.P.
AND PREDECESSOR
INDEX TO FINANCIAL STATEMENTS
------------------------------------------------------------------------------


FINANCIAL STATEMENTS                                                    Page

  Report of Independent Accountants...................................... 1

  Consolidated Balance Sheets as of December 31, 1996 and 1995........... 2

  Consolidated/Combined Statements of Operations for the years ended December 31, 1996, 1995 and 1994.............................. 3

  Consolidated/Combined Statements of Partners' and Owners' Equity
     for the years ended December 31, 1996, 1995 and 1994................ 4

  Consolidated/Combined Statements of Cash Flows for the year ended December 31, 1996, the periods from December 19, 1995, through December 31, 1995, January 1, 1995 through
     December 18, 1995 and the year ended December 31, 1994.............. 5

  Notes to Financial Statements.......................................... 6

March 14, 1997
To the Participants and Administrator of the President Baking Company, Inc. Merit Plan
Page 1









                   REPORT OF INDEPENDENT ACCOUNTANTS



March 7, 1997


To the Partners of Branch Properties, L.P.

In our opinion, the accompanying consolidated balance sheets and the related consoli dated/combined statements of operations, of partners' and owners' equity, and of cash flows present fairly, in all material respects, the financial position of Branch Properties, L.P. and Predecessor (the "Company") at December 31, 1996 and 1995 and the results of their operations for each of the three years in the period ended December 31, 1996 and their cash flows for the year ended December 31, 1996, the periods from December 19, 1995 through December 31, 1995, January 1, 1995 through December 18, 1995 and the year ended December 31, 1994 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.




Price Waterhouse LLP
Atlanta, Georgia

BRANCH PROPERTIES, L.P.
CONSOLIDATED BALANCE SHEETS
(Dollars in Thousands)
-------------------------------------------------------------------------------


                                                            December 31,
                                                         1996          1995
ASSETS
Investment in real estate
  Land                                                $  45,422     $  35,383
  Buildings and land improvements                       110,738        85,540
  Tenant improvements                                       837           625
  Furniture, fixtures and equipment                       1,497         1,253
                                                      ---------     ---------

                                                        158,494       122,801
  Less: accumulated depreciation and amortization       (12,891)      (10,180)
                                                      ---------     ---------

    Operating real estate assets                        145,603       112,621
Developments held for resale, including $7,553
  under construction                                     11,365             -
Construction in progress                                 16,983             -
                                                      ---------      ---------
                                                        173,951       112,621

Cash and cash equivalents                                   325         1,468
Tenant receivables                                        2,194         1,553
Deferred charges, net                                     1,489         1,016
Other assets                                              4,837         2,436
Investment in unconsolidated property partnership           937           898
                                                      ---------      --------

        Total assets                                  $ 183,733     $ 119,992
                                                      =========      ========



LIABILITIES AND PARTNERS' EQUITY
Notes payable                                         $ 119,096     $  81,277
Security deposits and unearned rents                        701           369
Accounts payable and accrued expenses                     7,030         2,679
Other liabilities                                         1,530           182
                                                      ---------      --------


                                                        128,357        84,507
Minority interest in consolidated property
  partnerships                                            6,915         5,538
Commitments and contingencies                                 -             -
Partners' equity                                         48,461        29,947
                                                      ---------      --------

        Total liabilities and partners' equity        $ 183,733     $ 119,992
                                                      =========     =========
See accompanying notes to the financial statements.

BRANCH PROPERTIES, L.P. AND PREDECESSOR
CONSOLIDATED/COMBINED STATEMENTS OF OPERATIONS
(Dollars in Thousands)
-------------------------------------------------------------------------------



                                                             Predecessor
                                               Branch         Year ended
                                           Properties, LP    December 31,
                                                1996       1995        1994
Revenues
  Rental                                    $  16,599   $  12,270   $   8,762
  Tenant reimbursements                         3,254       2,398       1,442
  Third-party management                        3,627       3,758       4,471
  Acquisition and development                     828       1,201       1,928
  Other income, net                               321         398         995
                                            ---------    ---------  ---------

         Total revenues                        24,629      20,025      17,598
                                            ---------   ---------   ---------

Expenses
  Property operating and maintenance            3,558       2,572       1,918
  Third-party management                        3,097       3,969       4,120
  Acquisition and development                     953       1,176       1,418
  Real estate taxes                             1,596       1,192         868
  Interest                                      7,366       6,534       3,962
  Depreciation and amortization                 3,165       2,382       1,811
  General and administrative                    2,547         830         551
  Formation expenses                              108       1,274           -
  Minority interest in consolidated/
    combined property partnerships                482         211         (14)
                                            ---------   ---------    --------

        Total expenses                         22,872      20,140      14,634
                                            ---------   ---------    --------

   Income (loss) before extraordinary item      1,757        (115)      2,964
  Extraordinary item                              (76)     (1,385)          -
                                            ---------   ---------    --------

        Net income (loss)                   $   1,681   $  (1,500)  $   2,964
                                            =========   =========   =========




                 See accompanying notes to the financial statements.

BRANCH PROPERTIES, L.P. AND PREDECESSOR
CONSOLIDATED/COMBINED STATEMENTS OF PARTNERS' AND OWNERS' EQUITY
(Dollars in Thousands)
-------------------------------------------------------------------------------



                                           General  Limited  Predecessor
                                            Partner Partners   Equity    Total

Predecessor

PARTNERS' AND OWNERS' EQUITY,
 DECEMBER 31, 1993                       $     -   $    -     $15,951  $15,951
  Capital contributions                        -        -       5,528    5,528
  Capital distributions                        -        -      (4,833)  (4,833)
  Deemed capital contributions                 -        -         329      329
  Net income                                   -        -       2,964    2,964
                                           -------   ------    ------   ------
 PARTNERS' AND OWNERS' EQUITY,
 DECEMBER 31, 1994                             -        -      19,939   19,939
  Capital contributions                        -        -         606      606
  Capital distributions                        -        -      (2,830)  (2,830)
  Deemed capital distributions                 -        -        (152)    (152)
  Distributions of net capital of
    Initial Properties to partners
    and owners in conjunction with
    the Business Combination                   -        -      (3,800)  (3,800)
      loss                                                     (1,500)  (1,500)
                                           -------   ------    ------   ------
PARTNERS' AND OWNERS' EQUITY,
 DECEMBER 18, 1995                             -        -      12,263   12,263

Branch Properties, L.P.

  Reclassification of predecessor
    equity in connection with
    the Business Combination              (2,497)   14,760    (12,263)       -
  Proceeds from Equity Commitment,
    net of offering costs of $1,075            -     7,033          -    7,033
  Units issued in satisfaction of
    notes payable and other liabilities        -     2,830          -    2,830
  Acquisition of unaffiliated
    interests and non-controlled
    interests where cash
    consideration was involved                 -     7,821          -    7,821
                                          -------   ------     ------   ------
PARTNERS' EQUITY,
 DECEMBER 31, 1995                        (2,497)   32,444          -   29,947
  Adjustment to acquisition of
    unaffiliated interests where
    cash consideration was
    involved at December 19, 1995              -    (1,340)         -   (1,340)
  Capital contributions                        -        66          -       66
  Capital distributions paid                (216)   (3,684)         -   (3,900)
  Capital distributions declared             (72)   (1,328)         -   (1,400)
  Subordinate units issued to
    certain key employees                     -        150          -      150
  Proceeds from Equity Commitment             -     23,257          -   23,257
  Net income                                  86     1,595          -    1,681
                                          -------- --------   -------  -------
PARTNERS' EQUITY, DECEMBER 31, 1996      $(2,699)  $51,160    $     -  $48,461
                                         ========  =======    =======  =======

See accompanying notes to the financial statements.
                                           4

BRANCH PROPERTIES, L.P. AND PREDECESSOR
CONSOLIDATED/COMBINED STATEMENTS OF CASH FLOWS
(Dollars in Thousands)
-------------------------------------------------------------------------------

                                                        Branch Properties,
                                                              L.P.                      Predecessor
                                                 ---------------------------    -----------------------------
                                                                   Period from  Period from
                                                                   December 19,  January 1,
                                                                      1995         1995
                                                      Year ended     through      through      Year ended
                                                     December 31,  December 31,  December 18,  December 31,
                                                        1996          1995         1995          1994

CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)                                   $ 1,681       $       -    $(1,500)     $ 2,964
  Adjustments to reconcile
   net income (loss) to net
   cash provided by (used in)
   operating activities
    Depreciation                                        3,112               -      2,226        1,669
    Amortization                                          282               -        607          368
    Bad debt expense                                      277               -          -            -
    Write-off of deferred financing
     and leasing costs                                     76               -        234            -
    (Gain) on sale of real estate assets                  (95)                       (69)           -
    Minority interest in consolidated
     /combined property partnerships                      482               -        211          (14)
    Equity in net income of
     unconsolidated property
      partnership                                         (39)              -         (7)           -
    Subordinate units issued to
      key employees                                       150               -          -            -
   Changes in assets, (increase) decrease
    Developments held for resale                      (13,865)              -          -            -
    Tenant receivables                                   (918)              -       (620)        (318)
    Deferred charges                                     (163)              -       (225)         (95)
    Other assets                                       (2,401)              -       (385)        (662)
   Changes in liabilities, increase (decrease)
    Security deposits and unearned rents                  332               -         84          108
    Accounts payable and accrued expenses               1,009          (1,361)     2,558         (508)
    Other liabilities                                   1,348               -       (109)       1,034
                                                      -------          ------      -----        -----
      Net cash provided by (used in)
        operating activities                           (8,732)         (1,361)     3,005        4,546
                                                       ------          ------      -----        -----
CASH FLOWS FROM INVESTING ACTIVITIES
  Construction of real estate
     assets, net of payables                          (19,314)               -    (1,371)      (3,399)
  Acquisition of shopping centers                     (25,274)               -    (5,358)     (22,975)
  Tenant improvements                                    (206)               -      (229)        (442)
  Proceeds from sale of real estate assets              3,364                -       693            -
  Investment in unconsolidated
    property partnership                                    -                -      (891)           -
  Purchase of non-controlled
    interests of certain
    investors in the Initial Properties                     -           (1,994)        -            -
  Other capital expenditures                             (888)               -      (657)        (343)
                                                      -------           ------     ------      -------

      Net cash (used in) investing activities         (42,318)          (1,994)   (7,813)     (27,159)
                                                      -------           ------    ------      -------

BRANCH PROPERTIES, L.P. AND PREDECESSOR
CONSOLIDATED/COMBINED STATEMENTS OF CASH FLOWS
Continued
(Dollars in Thousands)
-------------------------------------------------------------------------------

                                                        Branch Properties,
                                                              L.P.                      Predecessor
                                                 ---------------------------    -----------------------------
                                                                   Period from  Period from
                                                                   December 19,  January 1,
                                                                      1995         1995
                                                      Year ended     through      through      Year ended
                                                     December 31,  December 31,  December 18,  December 31,
                                                        1996          1995         1995          1994



CASH FLOWS FROM FINANCING ACTIVITIES
  Payment of financing costs                            (518)            (453)      (386)        (371)
  Debt proceeds                                       59,984           36,286     37,013       25,978
  Debt payments                                      (28,439)         (36,230)   (31,699)      (6,519)
  Deemed capital (distributions) contributions                                      (152)         329
  Contributions from minority interest
    in consolidated/combined property
    partnerships                                           -                -      2,320        3,021
  Distributions to minority interests
   in consolidated/combined property
   partnerships                                         (543)               -          -            -
  Capital contributions                                   66                -        606        5,528
  Capital distributions                               (3,900)               -     (2,830)      (4,833)
  Distributions of net capital of
    Initial Properties to partners
    and owners in conjunction with the
    Business Combination                                   -           (1,813)    (1,987)           -
  Proceeds from the Equity Commitment                 23,257            8,108          -            -
  Payment of offering costs                                -           (1,075)         -            -
                                                     -------           ------     ------       ------

      Net cash provided by financing activities       49,907            4,823      2,885       23,133
                                                     -------           ------     ------      -------

  Net increase (decrease) in
    cash and cash equivalents                         (1,143)           1,468     (1,923)         520
  Cash and cash equivalents, beginning of period       1,468                -      1,923        1,403
                                                     -------           ------     ------       ------

  Cash and cash equivalents, end of period           $   325           $1,468     $    -      $ 1,923
                                                      ======           ======     ======      =======

                    See accompanying notes to the financial statements.

BRANCH PROPERTIES, L.P. AND PREDECESSOR
NOTES TO THE FINANCIAL STATEMENTS
(Dollars in Thousands)
------------------------------------------------------------------------------


1.  ORGANIZATION AND BASIS OF PRESENTATION

    Organization and formation of the company
    Branch Properties, L.P. ("BPL"), a limited partnership, was formed in the State of Georgia on October 20, 1995 by the partners/shareholders of the Branch Group ("BG" or "Predecessor") for the purpose of continuing the shopping center and management company operations then being conducted by BG. At that date, BG was not a legal entity but rather a combination of 14 partnership and corporate entities which collectively owned 15 neighborhood and community shopping centers (the "Initial Properties") and the management, leasing, acquisition and development businesses of Branch and Associates, Branch Realty Management, Inc. and certain other affiliates (the "Branch Entities") which had varying ownership interests in common.

    On December 19, 1995, the Initial Properties and the Branch Entities were transferred to BPL in exchange for partnership units and the assumption of debt and other liabilities. Concurrently, BPL received a commitment from an investor for $40,000 of equity (the "Equity Commitment") and obtained a $50,000 thirty-five month term facility (the "Term Facility") and a $30,000 master commitment (the "Master Commitment") from a bank. These transactions are collectively referred to herein as the "Business Combination".

    The net proceeds from the Business Combination of $43,319, which represents $7,033 from the Equity Commitment, $4,803 from the Term Facility, $13,700 from the Master Commitment and $17,783 from the refinancing of certain debt arrangements of the Initial Properties, were used as follows: (i) $37,535 to repay debt on the Initial Properties (including prepayment penalties and accrued interest), (ii) $1,994 to acquire non-controlled interests of certain investors in the Initial Properties, (iii) $1,813 distributed to certain owners of the Initial Properties, (iv) $1,977 to fund certain reserves and to pay other expenses incurred in connection with the formation of BPL, consisting primarily of financial advisory, legal and accounting fees ("Formation Expenses").

    As referred to herein, "The Company" shall mean BPL or BG, its Predecessor.

    Basis of presentation
    For the periods after the Business Combination, the accompanying consolidated financial statements include the accounts of BPL. For the periods prior to the Business Combination, the accompanying combined financial statements reflect the combined accounts of the Predecessor. The results of operations for the period from December 19, 1995 through December 31, 1995 were not significant and have been reflected in the statement of operations of the Predecessor.

    The Business Combination was structured to allow the partners and owners of the entities in BG to receive partnership interests ("Units") in BPL. Purchase accounting was applied to the acquisition of all unaffiliated entities and certain non-controlled interests in affiliated entities in which cash consideration was paid. The acquisition of all other interests was accounted for as

BRANCH PROPERTIES, L.P. AND PREDECESSOR
NOTES TO THE FINANCIAL STATEMENTS
(Dollars in Thousands)
------------------------------------------------------------------------------


    a reorganization of entities under common control and, accordingly, has been reflected at historical cost in a manner similar to that in pooling of interests accounting.

    During 1996, the Company sold a shopping center for a net price of approximately $2,993. Since the property was included in the Initial Properties, the basis assigned as of the date of the Business Combination was adjusted based on the sales price ultimately received. The effect of the adjustment in the amount of $1,340 was recorded as a reduction in equity.

    All significant inter-entity or intercompany balances and transactions have been eliminated in consolidation/combination. The financial statements of the Company have been adjusted for the effect of minority interests in certain shopping centers. Equity interests in property partnerships of 50% or less are presented using the equity method of accounting.

    Certain items in the consolidated/combined financial statements have been reclassified for comparative purposes.


2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Nature of business
    The Company is engaged in the management, operation, leasing, investment, acquisition and development of neighborhood and community shopping centers primarily located in the southeastern United States. The Company provides services for shopping centers it owns and for centers owned by third parties and affiliated entities.

    The Company owned nineteen operating shopping centers at December 31, 1996 and seventeen operating shopping centers at December 31, 1995 with total leasable space of 1,897,238 and 1,675,100, respectively. The centers were 97.10% and 96.57% leased at December 31, 1996 and 1995, respectively. At December 31, 1996 approximately 81%, 17%, and 2% (on a gross leasable area basis) of BPL's operating properties are located in the Atlanta, north/central Florida, and Raleigh metropolitan areas, respectively.

    Revenue recognition
    Minimum rental income is recognized on a straight-line basis over the term of the lease regardless of when payments are due. Accrued straight-line rents receivable of $811 and $503 at December 31, 1996 and 1995, respectively, are included in tenant receivables. Certain lease agreements contain provisions which provide for additional rents based on tenants' sales volume and reimbursement of the tenants' share of real estate taxes, certain common area maintenance and other costs. These additional rents and reimbursements are reflected on the accrual basis.

BRANCH PROPERTIES, L.P. AND PREDECESSOR
NOTES TO THE FINANCIAL STATEMENTS
(Dollars in Thousands)
------------------------------------------------------------------------------


    Cash and cash equivalents
    For purposes of the statement of cash flows, the Company considers all investments purchased with an original maturity of three months or less to be cash equivalents.

    Deferred charges
    Included in deferred charges are certain expenditures related to the financing and leasing of the shopping centers. Financing costs are amortized using the interest method over the terms of the related debt. Amortization of deferred financing costs is included in interest expense on the statements of operations. Leasing costs are amortized over the terms of the related leases.

    Real estate assets and depreciation
    Real estate assets are stated at cost. Ordinary repairs and maintenance are expensed as incurred; major replacements and improvements are capitalized and depreciated over their estimated useful lives. Depreciation is computed on a straight-line basis over the useful lives of the assets (building and related land improvements - 20-40 years; furniture, fixtures and equipment - 5-7 years). Tenant improvements are depreciated over the terms of the related leases.

    Sales of investments in real estate and developments held for resale are recognized at closing.

    On January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 121 (FAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." FAS 121 requires that long-lived assets to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing the review for recoverability, the entity estimates the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized. Otherwise an impairment loss is not recognized. Measurement of an impairment loss that an entity expects to hold and use is used in the fair value of the asset. Developments held for resale are recorded at the lower of carrying amount or fair value less disposition costs. The adoption of FAS 121 had no significant effect on the consolidated financial statements of the Company.

    General and administrative expenses
    Certain general and administrative expenses are allocated to property operating and maintenance, third-party management and acquisition and development expenses based on the relative payroll costs included in each category.

    Interest and real estate taxes
    Interest and real estate taxes incurred during the construction period are capitalized and amortized over the lives of the constructed assets. Interest paid (net of capitalized amounts of $811, $230 and $440 during 1996, 1995 and 1994) aggregated $7,117, $6,042 and $3,567 for the years ended December 31, 1996, 1995 and 1994, respectively.

BRANCH PROPERTIES, L.P. AND PREDECESSOR
NOTES TO THE FINANCIAL STATEMENTS
(Dollars in Thousands)
------------------------------------------------------------------------------


    Interest rate swap agreements
    Swap receipts and payments under interest rate swap agreements designated as a hedge are recognized as adjustments to interest expense when earned or incurred and are reflected as operating activities in the statement of cash flows.

    Use of estimates
    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Partners' capital contributions, distributions and profit and loss with respect to BPL Partners' capital contributions, distributions and profit and loss are allocated in accordance with the partnership agreement.

    In conjunction with the Business Combination, the partnership issued 360,000 and 4,305,537 of Priority Units to the general and limited partners, respectively and 500,000 and 100,000 of Subordinated Units to the general and limited partners, respectively. Additional Priority Units may be issued to certain partners in the Initial Properties subject to the achievement of certain operating results. The initial capital contributed by each partner in the Business Combination has been allocated as specified in the partnership agreement. The issuance of additional Units is subject to certain restrictions as defined in the partnership agreement.

    In October 1996, the General Partner issued 187,500 Subordinated Units to certain key employees of which 37,500 vest and become nonforfeitable one year from the occurrence of a REIT transaction as defined in the partnership agreement. The Company recognized compensation expense of $150,000 in 1996 based on the estimated value of vested units.

    Distributions of Net Operating Cash Flow and Net Proceeds from Capital Transactions (as defined) will generally be made in accordance with the Partnership Agreement which provides for stated preferred returns to Priority Unit holders.

    Allocation of net income and loss generally follows the allocation of distributions of Net Operating Cash Flow as outlined above.

    Owners'  capital  contributions,  distributions  and  profit  and loss  with respect to entities included in BG Owners' capital contributions, distributions and profit and loss are allocated in accordance with the terms of individual partnership agreements. Generally these items are allocated in proportion to the respective ownership interests. Certain agreements also provide for a preference return to certain partners.

BRANCH PROPERTIES, L.P. AND PREDECESSOR
NOTES TO THE FINANCIAL STATEMENTS
(Dollars in Thousands)
------------------------------------------------------------------------------


    Deemed capital contributions and distributions
    Branch and Associates (an entity included in BG) had historically made advances to its partners using funds not required for the operation of the shopping centers. In addition, Branch and Associates held a 99% limited partnership interest in Branch Investment Partners, L.P. ("BIP"), which owned Cumming 400 shopping center (one of the Initial Properties). BIP contributed the assets and liabilities of Cumming 400 and certain other partnership interests to the Company; however BIP also held other assets and liabilities which were not part of the Business Combination. The consolidated/combined financial statements have been adjusted for all periods to eliminate the advances to its partners and the net assets and related income of BIP not included in the Business Combination. The changes in net assets eliminated, the related investment and interest income, and advances have been reflected as deemed capital distributions or contributions. Management believes that this results in a more meaningful presentation of BG's historical operating results and financial position since these net assets and advances were not included in the Business Combination and will not be part of the Company's ongoing future operations. Accordingly, the following amounts have been eliminated from the combined financial statements:
                                                                December 31,
                                                             1995        1994

    Net liabilities eliminated at end of period         $    (185)  $    (185)
    Net liabilities eliminated at beginning of period        (185)       (244)
                                                         --------    ---------

                                                                          (59)
    Investment and interest income                            (93)        380
    Net (advances) repayments during the period               (59)          8
                                                         ---------    -------

      Deemed capital (distributions) contributions      $    (152)  $     329
                                                         ---------   --------



3.  DEFERRED CHARGES

    Deferred charges consist of the following:
                                                               December 31,
                                                            1996        1995

    Deferred financing costs                            $   1,013   $     729
    Leasing costs                                             827         370
                                                          -------    --------

                                                            1,840       1,099
    Less: accumulated amortization                           (351)        (83)
                                                          -------    --------

                                                        $   1,489   $   1,016
                                                          -------    --------

BRANCH PROPERTIES, L.P. AND PREDECESSOR
NOTES TO THE FINANCIAL STATEMENTS
(Dollars in Thousands)
------------------------------------------------------------------------------


4.  TRANSACTIONS WITH AFFILIATES

    The Company provides management, acquisition, leasing and financial services to various entities in which certain owners of the Company have an interest. Financial services are also provided to the owners of the Company. Fees received for such services are as follows:

                                                            December 31,
                                                         1996    1995     1994

         Acquisition fees                              $    -   $   2   $ 390
         Management fees                                  779     799     698
         Financial services fees                          166     239     197
         Leasing commissions                              204     455     224

    Acquisition fees are earned from services provided to affiliates in connection with the purchase of real estate and range from 3% to 5% of the purchase price. Management fees are earned from managing the day to day operation of properties at 3% to 5% of gross rent collected. Financial services fees are earned from providing tax preparation and related services. Leasing commissions are earned as a result of leasing activities provided to various properties by the Company and generally range from 2.5% to 5% of gross rents collected.

    In connection with the Equity Commitment, the Company is required to pay a monthly administrative fee to a unitholder of the Company. During 1996, these fees totalled $300.


5.  NOTES PAYABLE

    Notes payable at December 31, 1996 and 1995 are comprised of the following:

                                                               December 31,
                                                             1996       1995

         Mortgage notes payable                          $  80,662   $ 59,857
         Master commitment                                  13,055     13,700
         Term facility                                      18,303      4,803
         Other construction notes payable                    4,080          -
         Build-to-suit facility                              1,946          -
         Line of credit                                        741      2,500
         Other notes payable                                   309        417
                                                           -------    -------
                                                         $ 119,096   $ 81,277
                                                           -------    -------

BRANCH PROPERTIES, L.P. AND PREDECESSOR
NOTES TO THE FINANCIAL STATEMENTS
(Dollars in Thousands)
------------------------------------------------------------------------------


    Mortgage notes payable
    Mortgage notes payable are comprised of 14 loans at December 31, 1996. The mortgage notes payable are generally due in monthly installments of principal and interest or interest only and mature at various dates through 2012.

    Interest rates on fixed rate mortgage notes payable aggregating $66,539 at December 31, 1996 range from 7.04% to 9.75% (weighted average of 8.00% at December 31, 1996). Interest rates on variable rate mortgage notes payable aggregating $14,123 at December 31, 1996 averaged 6.58% and are generally based on prime and/or LIBOR indices. At December 31, 1996, the prime rate was 8.25% and LIBOR ranged from 5.7375% to 5.8188% for one, three, six and twelve month indices.

    Master commitment
    The Master Commitment represents a $30,000 commitment from a bank to provide funding for development of and/or term financing for the acquisition of shopping centers. The Company may draw on the Master Commitment in amounts not to exceed 75% of the lesser of the actual cost or value of each shopping center financed. Interest on loans made under the Master Commitment is payable monthly at rates generally based on prime and/or LIBOR. The Master Commitment also contains restrictions on borrowings based on certain performance tests as defined in the debt agreement. At December 31, 1996 the rate on the two outstanding loans was approximately 7.63%. The loans mature in 1999.

    Term facility
    The Term Facility represents a $50,000 credit facility from a bank to provide funding for the acquisition or refinancing of shopping centers. Interest on loans made under the Term Facility is payable monthly at rates generally based on prime and/or LIBOR. The Term Facility also contains restrictions on borrowings based on certain performance tests as defined in the debt agreement. At December 31, 1996 the rate on the four outstanding loans was approximately 7.09%. The loans mature in November 1998.

    Other construction notes payable
    Other construction notes payable represent three construction loans to fund development of three shopping centers. Two of the notes with an aggregate principal balance of $2,380 require monthly payments of interest only at rates generally based on prime and/or LIBOR. At December 31, 1996 the rate on the loans was approximately 7.49%. One note with a principal balance of $2,208 matures during 1998. The other note with a balance of $172 matures in 2001. The remaining construction note in the amount of $1,700 is payable to a unitholder of the Company at a fixed rate of 9.00%. Interest and principal are due at maturity in June of 1997.

    Build-to-suit facility
    The build-to-suit facility represents a $15,000 credit facility from a bank to provide funding for the construction of certain retail projects. Interest on loans made under the build-to-suit facility

BRANCH PROPERTIES, L.P. AND PREDECESSOR
NOTES TO THE FINANCIAL STATEMENTS
(Dollars in Thousands)
------------------------------------------------------------------------------


    is payable monthly at rates generally based on prime and/or LIBOR. The build-to-suit facility also contains restrictions on borrowings based on certain performance tests as defined in the debt agreement. At December 31, 1996 the rate on the four outstanding loans was approximately 7.59%. The loans mature at various dates during 1997.

    Line of credit
    The Company maintains a $3,000 line of credit with a bank to fund general business operations. The line is renewable annually. Interest is payable monthly at rates based on prime and/or LIBOR.

    Other notes payable
    Other notes payable at December 31, 1996 represent various loans due in monthly installments of principal and interest at rates ranging from 8.28% to 13.67%. The notes are collateralized by the related furniture, fixtures and equipment.

    Interest rate swap agreements
    During 1995, the Company entered into three interest rate swap agreements to protect the Company from fluctuations in interest rates on its variable rate debt. At December 31, 1996, the agreements had notional amounts of $1,650, $5,100 and $1,250 with maturity dates of June 12, 1998, June 12, 2000 and June 12, 1998 and fixed rates of 6.08%, 6.25%, and 6.08%, respectively. Notional amounts do not quantify risk or represent assets or liabilities of the Company, but are used in the calculation of interest payments under the contracts. These financial instruments are with a major financial institution, the credit worthiness of which is subject to continuing review and full performance is expected.

    Extraordinary item
    The extraordinary items resulted from mortgage prepayment penalties of $1,142 in 1995 and the write-off of deferred financing costs of $76 and $243 in 1996 and 1995, respectively.

    The aggregate maturities of the above mortgages and other notes payable based on the existing terms discussed above are as follows:

            1997                                        $   5,628
            1998                                           37,148
            1999                                           14,028
            2000                                           12,750
            2001                                            1,228
            2002 and thereafter                            48,314
                                                          -------

                                                        $ 119,096
                                                          -------

BRANCH PROPERTIES, L.P. AND PREDECESSOR
NOTES TO THE FINANCIAL STATEMENTS
(Dollars in Thousands)
------------------------------------------------------------------------------


    Pledged assets
    All real estate assets included in the accompanying balance sheet are pledged as collateral on the above mortgages and notes payable.


6.  INVESTMENT IN UNCONSOLIDATED PROPERTY PARTNERSHIP

    As described in Note 1, the Company's interest in a 50% or less owned property partnership is included in the financial statements using the equity method of accounting. At December 31, 1996 and 1995, the Company effectively held a 30% interest in Roswell Village, Ltd.


7.  SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING
    ACTIVITIES

    The following items did not provide or use cash during 1996 and accordingly are not reflected in the statement of cash flows:

      The Company assumed a loan in the amount of $8,774 during 1996 in connection with the purchase of a shopping center.

      The Company granted a minority interest in two shopping center properties in exchange for a parcel of land and certain development services in the amount of $1,439.

      The Company sold two developments held for resale whereby the purchaser assumed debt of $2,500.

      The Company declared and accrued a distribution of $1,400 at December 31, 1996.

    The following items did not provide or use cash during 1995 and accordingly are not reflected in the statement of cash flows.

      As a result of the application of purchase accounting for the exchange of units for property interest in connection with the Business Combination, real estate assets increased by $10,643, deferred charges decreased by $1,000, tenant receivables decreased by $1,822 and partners' equity increased by $7,821.

      The Company assumed two loans totaling $7,570 during 1995 in connection with the purchase of shopping centers.

      In conjunction with the Business Combination, $2,830 of Units were issued in satisfaction of $1,830 of unsecured notes payable and $1,000 of other liabilities.

    See Notes 1 and 2 for discussion of additional non-cash investing and financing activities.

BRANCH PROPERTIES, L.P. AND PREDECESSOR
NOTES TO THE FINANCIAL STATEMENTS
(Dollars in Thousands)
------------------------------------------------------------------------------



8.  OPERATING LEASES

    The shopping centers are leased to tenants under operating leases with expiration dates extending to the year 2018. Future minimum rentals under noncancelable operating leases, excluding tenant reimbursements of operating expenses and additional contingent rentals based on tenants' sales volume, as of December 31, 1996 are as follows:

            1997                                        $  17,086
            1998                                           14,853
            1999                                           12,067
            2000                                           10,410
            2001                                            7,902
            2002 and thereafter                            48,304

    Minimum rents, as presented in the consolidated/combined statements of operations for the three years ended December 31, 1996, contain straight-line adjustments for rental revenue increases over the terms of the respective lease agreements in accordance with generally accepted accounting principles. The aggregate rental revenue increases resulting from the straight-line adjustments for the years ended December 31, 1996, 1995 and 1994 were $308, $251 and $189, respectively.

    No single tenant collectively accounts for more than 10% of the Company's total rental revenues.


9.  INCOME TAXES

    BPL is a partnership and is not subject to Federal and state income taxes. Accordingly, no recognition has been given to income taxes in the accompanying consolidated financial statements of BPL since the income or loss is to be included in the tax returns of the individual partners. BPL's tax return is subject to examination by federal and state taxing authorities. If such examinations result in adjustments to distributive shares of taxable income or loss, the tax liability of the partner's would be adjusted accordingly.

    Two of the entities included in the combined financial statements of BG are foreign corporations and are subject to Federal and state income taxes; however, the amounts accrued or paid for income taxes were not material in relation to the combined financial statements. All other entities included in the combined financial statements of BG are either partnerships or S Corporations and are not subject to Federal and state income taxes.
    Accordingly,   no  recognition  has  been  given  to  income  taxes  in  the accompanying financial statements of BG since the income or loss of the other entities is to be included in the tax returns of the individual owners. The tax returns of the other entities are subject to examination by Federal and state taxing authorities.

BRANCH PROPERTIES, L.P. AND PREDECESSOR
NOTES TO THE FINANCIAL STATEMENTS
(Dollars in Thousands)
------------------------------------------------------------------------------


    If such examinations result in adjustments to distributive shares of taxable income or loss, the tax liability of the owners of the other entities would be adjusted accordingly.


10. PROFIT SHARING PLAN

    The employees of the Company are eligible to participate in a profit sharing plan pursuant to Section 401(k) of the Internal Revenue Code. The Company matches 25% of the participant's contributions to the plan up to a maximum of 4% of compensation. Contributions of $25, $25 and $24 were made for the years ended December 31, 1996, 1995 and 1994, respectively.


11. COMMITMENTS AND CONTINGENCIES

    Office and equipment leases
    BPL is party to office and equipment operating leases with terms expiring in years 1995 through 2001. Future minimum lease payments for noncancelable office and equipment leases at December 31, 1996 are as follows:

             1997                                       $     368
             1998                                             337
             1999                                             340
             2000                                             347
             2001                                             175

    The Company incurred $365, $408 and $370 of rent expense for the years ended December 31, 1996, 1995 and 1994, respectively.

    Contingencies
    BPL is party to various legal actions which are incidental to its business. Management believes that these actions will not have a materially adverse effect on the consolidated financial statements.

    Purchase commitments
    At December 31, 1996, the Company had entered into agreements to acquire two additional shopping centers for an aggregate purchase price of $16,440. The acquisition of both centers was completed by January 31, 1997 and was funded with $9,800 of new debt and $6,940 from the Equity Commitment. In addition, at December 31, 1996, the Company had entered into an agreement to acquire land for future development at an aggregate purchase price of $820, which was completed by February 28, 1997.

BRANCH PROPERTIES, L.P. AND PREDECESSOR
NOTES TO THE FINANCIAL STATEMENTS
(Dollars in Thousands)
------------------------------------------------------------------------------


12. DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following disclosures of estimated fair value were determined by management using available market information and appropriate valuation methodologies. Considerable judgment is necessary to interpret market data and develop estimated fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts Branch could realize on disposition of the financial instruments. The use of different assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

    Cash equivalents, tenant receivables, other assets, accounts payable, accrued expenses, mortgages and notes payable, interest rate swap agreements and other liabilities are carried at amounts which reasonably approximate their fair values.

    Disclosure about fair value of financial instruments is based on pertinent information available to management as of December 31, 1996 and 1995. Although management is not aware of any factors that would significantly affect the reasonable fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and current estimates of fair value may differ significantly from the amounts presented herein.


13. SUBSEQUENT EVENTS

    As discussed in Note 2, certain partners in the Initial Properties have the right to earn additional Priority Units subject to the achievement of certain operating results. On January 1, 1997, the Company issued a total of 38,044 Priority Units in satisfaction of this obligation.

    On February 28, 1997, the Company drew the remaining balance of the Equity Commitment in the amount of $1,135.

    On March 7, 1997, the Company transferred substantially all of its assets to Regency Realty Corporation in exchange for approximately $97,831 in common stock and/or common stock equivalents and the assumption of approximately $122,144 of debt (net of minority interests). In addition, the unitholders of the Company have the right to earn additional shares subject to certain performance criteria as defined in the Contribution Agreement between the parties.

                               Regency Realty Corporation
                           Pro Forma Consolidating Balance Sheet
                                     December 31, 1996
                                         (Unaudited)
                       (In thousands, except share and per share data)



                                                  Regency Retail L.P. ("Partnership")
                                             ----------------------------------------                               Regency
                                                 Branch        Pro Forma   Partnership   Regency        Other     Realty Corp.
                                              Properties L.P. Adjustments  Pro Forma   Realty Corp.  Adjustments   Pro Forma
                                           ---------------  -----------  ----------- ------------  -----------    -----------


                     Assets
   Real estate rental property, at cost      $      156,997    56,425 (a)   213,422       390,673            -      604,095
       Less: accumulated depreciation                12,891         -        12,891        26,213            -       39,104
                                             --------------  -----------  ----------- ------------  -----------   ----------
        Real estate rental property, net            144,106    56,425       200,531       364,460            -      564,991
                                             --------------  -----------  ----------- ------------  -----------   ----------
   Construction in progress                          28,575         -        28,575         1,695            -       30,270
   Investments in unconsolidated
       real estate partnerships                         710         -           710         1,035            -        1,745
   Investment in Regency Retail, L.P.                     -         -             -             -       26,000 (c)       -
                                                                                                         4,183 (d)
                                                                                                       (30,183)(e)
                                             --------------  -----------  ----------- ------------  -----------   ----------
      Total investments in real estate, net         173,391    56,425       229,816       367,190            -      597,006
                                             --------------  -----------  ----------- ------------  -----------   ----------

   Cash and cash equivalents                            325         -           325         8,293            -        8,618
   Accounts receivable and other assets              10,017    (4,866)(a)     5,151        11,041            -       16,192
                                             --------------  -----------  ----------- ------------  -----------   ----------
                                             $      183,733    51,559       235,292       386,524            -      621,816
                                             ==============  ===========  =========== ============  ===========   ==========
      Liabilities and Stockholders' Equity
   Securitized mortgage loan                 $            -         -             -        51,000            -       51,000
   Other mortgage loans                             119,096   (25,728)(b)    93,368        46,906            -      140,274
   Acquisition and development
     line of credit                                       -         -             -        73,701            -       73,701
                                             --------------  -----------  ----------- ------------  -----------   ----------
    Total Notes Payable                             119,096   (25,728)       93,368       171,607            -      264,975

   Tenant security and escrow deposits                  701         -           701         1,382            -        2,083
   Accounts payable & other liabilities               8,560     5,250 (a)    13,538         6,301            -       19,839
                                                                 (272)(b)
                                             --------------  -----------  ----------- ------------  -----------   ----------
       Total Liabilities                            128,357   (20,750)      107,607       179,290            -      286,897
                                             --------------  -----------  ----------- ------------  -----------   ----------

   Minority Interests in Consolidated
       Partnerships                                   6,915         -         6,915             -            -        6,915
                                             --------------  -----------  ----------- ------------  -----------   ----------

   Redeemable Partnership Units                      48,461    46,309 (a)   120,770           508      (30,183)(e)   91,095
                                                               26,000 (b)
                                             --------------  -----------  ----------- ------------  -----------   ----------
 Stockholders' Equity
  Common stock and additional paid in capital             -         -             -       223,212       26,000 (c)  253,395
                                                                                                         4,183 (d)
  Distributions in excess of net income                   -         -             -       (16,486)           -      (16,486)

                                             --------------  -----------  ----------- ------------  -----------   ----------
       Total Stockholders' Equity                         -         -             -       206,726       30,183       236,909
                                             --------------  -----------  ----------- ------------  -----------   ----------
                                             $      183,733    51,559       235,292       386,524            -       621,816
                                             ==============  ===========  =========== ============  ===========   ==========

   See notes to pro forma consolidating balance sheet

                             Regency Realty Corporation
                    Notes to Pro Forma Consolidating Balance Sheet
                                      (Unaudited)
                   (In thousands, except share and per share data)


     Adjustments to Pro Forma Consolidating Balance Sheet - Regency Retail L.P. ("Partnership") Pro Forma


(a) To reflect the allocation of the total purchase price of $100,020 and the assumption of existing liabilities including outstanding debt and tenant security deposits. The total purchase price is comprised of $94,770 resulting from the issuance of 3,529,598 redeemable partnership units ("Units") in the Partnership, and additional liabilities incurred of $5,250. The Units are valued based upon $26.85 per share, which is the average closing price of Regency's common stock shortly before and after the date of the acquisition announcement. The additional liabilities incurred as part of the transaction are comprised of $750 for the issuance of Units in the future as part of the agreement, $2,750 for legal, accounting, consultants, real estate transfer costs, and other costs related to the acquisition, and $1,750 for severance payments to existing Branch employees to be terminated. The total purchase price has been allocated to the assets and liabilities based upon estimated fair market value.

(b) To reflect a partial paydown of existing mortgage loans ($25,728) and the partial payment of other liabilities ($272) from proceeds of new Units issued (1,175,142) to Regency for cash.

     Other Adjustments to Pro Forma Consolidating Balance Sheet - Regency Realty Corporation

(c) To reflect the issuance of 1,475,178 Regency common shares at $17.625 to a stockholder (Security Capital) for cash and the subsequent investment of the proceeds by Regency into additional Units of the Partnership.

(d) To reflect the redemption of 155,797 Units into Regency common stock at $26.85 per share. The Unit holders may redeem their units for Regency common stock subject to stockholder approval at the meeting expected to be held during May, 1997; however, the Unit holders are not obligated to redeem their units for Regency common stock. Outstanding Units not yet redeemed for Regency common stock of 3,373,801 are shown as minority interest in the pro forma consolidated financial statements until they exercise their redemption right.

(e) To reflect the elimination of Regency's investment in the Partnership (initial investment of $26,000 plus the market value of 155,727 Units redeemed for Regency common stock.)

                                Regency Realty Corporation
                         Pro Forma Consolidating Statement of Operations
                             For the Year Ended December 31, 1996
                                          (Unaudited)
                         (In thousands, except share and per share data)



                                               Regency Retail L.P. ("Partnership")
                                               ----------------------------------                                Regency
                                               Branch        Pro Forma  Partnership   Regency    Consolidation Realty Corp.
                                            Properties L.P  Adjustments  Pro Forma  Realty Corp.  Adjustments    Pro Forma
                                            --------------  ----------- ----------- ------------ ------------- ------------

Real estate operation revenues:
      Minimum rent                           $    16,449            -      16,449      34,706             -        51,155
      Percentage rent                                150            -         150         998             -         1,148
      Recoveries from tenants                      3,254            -       3,254       7,729             -        10,983
      Other recoveries and income                    321            -         321           -             -           321
      Acquisition and development fees               828            -         828          70             -           898
      Leasing and brokerage                        2,748            -       2,748       2,782             -         5,530
      Management fees                                879            -         879         592             -         1,471
      Equity income of unconsolidated
         partnerships                                  -            -           -          70             -            70
                                             --------------  ----------- ----------- ------------  -----------  ----------
       Total real estate operation revenues       24,629            -      24,629      46,947             -        71,576
                                             --------------  ----------- ----------- ------------  -----------  ----------
 Real estate operation expenses:
      Depreciation and amortization                3,165        1,976 (b)   5,141       8,758             -        13,899
      Operating and maintenance                    7,608            -       7,608       7,656             -        15,264
      General and administrative                   2,547            -       2,547       6,048             -         8,595
      Real estate taxes                            1,596            -       1,596       4,409             -         6,005
                                             --------------  ----------- ----------- ------------  -----------  ----------
       Total real estate operation expenses       14,916        1,976      16,892      26,871             -        43,763
                                             --------------  ----------- ----------- ------------  -----------  ----------
 Other expense (income)
      Interest expense                             7,366       (2,144)(a)   5,222      10,777             -        15,999
      Interest income                                  -            -           -        (666)            -          (666)
      Branch formation expenses                      108            -         108           -             -           108
                                             --------------  ----------- ----------- ------------  -----------  ----------
         Net other expense                         7,474       (2,144)      5,330      10,111             -        15,441
                                             --------------  ----------- ----------- ------------  -----------  ----------
 Minority interest in consolidated                  (482)           -        (482)          -        (1,298) (c)   (1,780)
      property partnerships
                                             --------------  ----------- ----------- ------------  ----------   ----------
      Income before extraordinary item             1,757          168       1,925       9,965        (1,298)       10,592
         from continuing operations

 Preferred stock dividends                             -            -           -         (58)            -           (58)
                                             --------------  ----------- ----------- ------------  ----------   ----------
      Income before extraordinary item
         for common stockholders             $     1,757          168       1,925       9,907        (1,298)        10,534
                                             ==============  =========== =========== ============  ===========  ==========
      Earnings per share (note (d)):
         Primary                                                                                                  $  0.77
                                                                                                                ==========
         Fully diluted                                                                                            $  0.75
                                                                                                                ==========

 See notes to pro forma consolidating statement of operations

                            Regency Realty Corporation
               Notes to Pro Forma Consolidating Statements of Operations
                                     (Unaudited)






(a) To reflect a reduction in interest expense due to the issuance of additional Units to Regency for cash and the subsequent paydown of certain outstanding mortgage loans in the amount of $25.7 million. (based on weighted average rate of 8.33% on current outstanding debt).

 (b) To reflect an increase in depreciation expense due to the increased carrying value of the real estate rental property acquired as part of this transaction.

                                                         December 31,
                                                            1996
                                                      ---------------
       Operating real estate assets, net                   144,106,000
       Purchase price allocation to real
           estate investment                                56,424,706
                                                       ---------------
       Adjusted book value                                 200,530,706
           Estimated % of book value
             allocated to depreciable property                     78%
                                                       ---------------
       Depreciation basis of real estate investment        156,413,951
           Estimated average useful life                            32
                                                       ---------------
       Annual depreciation expense                           4,887,936
       Depreciation expense recorded                         2,912,294
                                                       ===============
       Pro Forma depreciation adjustment                     1,975,642
                                                       ===============


 (c)  Minority interest in Regency Retail L.P.

      At closing, the Company invested $26 million in the Partnership in exchange for Units, and issued 155,797 shares of Common stock. For purposes of determining minority interest, the Company owned 32.6% of the outstanding Units in the Partnership. If approved by the Company's shareholders, the outstanding Units held by minorities will be redeemable for Common stock. Minority interest has been reflected in the pro forma income statement as if the outstanding Units have not been redeemed.

                            Regency Realty Corporation
               Notes to Pro Forma Consolidating Statements of Operations
                                     (Unaudited)





 (d)  Earnings per Share
                                                                 December 31,
                                                                    1996
                                                               ---------------
      Primary Common Shares and Per Share Calculation:
          Regency - weighted average shares outstanding              10,341,239
          Units redeemed for Regency common stock                       155,797
          Units redeemable for Regency common
           stock upon shareholder approval                            3,373,801
          Redeemable Units issuable in the
           future not contingent                                         33,898
          Issuance of Regency common stock to stockholder             1,475,178
                                                                ---------------
                    Total Primary Shares                             15,379,913
                                                                ---------------

          Income from continuing operations
            before extraordinary item
            for common stockholders                                  10,534,443
          Minority Interest in Partnership                            1,297,915
                                                                ---------------
                    Income for Primary Shareholders                  11,832,358
                                                                ---------------

          Primary earnings per share                         $             0.77
                                                                ===============


      Fully Diluted Common Shares and Per Share Calculation:
          Contingent Units or common stock that                       1,020,061
          could be issued to previous Branch owners
          in 1998,  1999, and 2000 if
          earned per the terms of the
          Contribution Agreement (note 1).
                                                                ---------------
                    Total Fully Diluted Shares                       16,399,974
                                                                ---------------

          Required increase in income from real
            estate  operations  necessary to
            earn contingent shares, less
            applicable depreciation on
            increased purchase price.                                  438,718
                                                               ---------------

          Income from continuing operations
            before extraordinary item for common
            stockholders for computation
            of fully diluted earnings per share                     12,271,076
                                                               ===============

          Fully diluted earnings per share                      $         0.75
                                                               ===============


          Note 1: Since issuance of additional consideration is contingent upon increased earnings, net income has been adjusted to give effect to the increase in earnings specified by the Contribution Agreement that results in the largest potential dilution, and outstanding shares have been adjusted to include those shares contingently issuable upon attainment of the increased earnings level.

                                   SIGNATURES


Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                            REGENCY REALTY CORPORATION
                                            (registrant)



March 20, 1997                            By: /s/ J. Christian Leavitt
                                         --------------------------------------

                                           J. Christian Leavitt
                                           Secretary and Treasurer